UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-A/A

CURRENT REPORT Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2006

EXPRESSJET HOLDINGS, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-31300 (Commission File Number)	76-0517977 (IRS Employer Identification No.)

700 North Sam Houston Parkway West, Suite 200 Houston, Texas (Address of principal executive offices)		77067 (Zip Code)

832-353-1000 (Registrant's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

Right to Purchase Series A Junior Participating Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ X ]
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]
Securities act registration statement file number to which this form relates: 333-64808
Securities to be registered pursuant to Section 12(g) of the Act: None

Item	1.	Description of Registrant’s Securities to be Registered.

            Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 15, 2002 (the “Registration Statement”) by ExpressJet Holdings, Inc., a Delaware corporation (the “Company”), relating to the rights distributed to the stockholders of the Company in connection with the Amended and Restated Rights Agreement, dated as of April 1, 2002, by and among the Company, Mellon Investor Services LLC (the "Rights Agent") and, for certain limited purposes, Continental Airlines, Inc.

            The Registration Statement is hereby amended by adding the following text after the last paragraph of the Registration Statement:

            On December 13, 2006, the Company and the Rights Agent entered into the First Amendment to Rights Agreement (the “First Amendment”).  Under the First Amendment, the definition of “Continuing Directors” and the reference to approval by two-thirds of the “Continuing Directors” in the definition of “Required Board Vote” in Section 1 of the Rights Agreement are deleted.  As a result of the First Amendment, actions requiring a board vote under the Rights Agreement must be approved by the affirmative vote of two-thirds of the whole board.  The above description of the First Amendment is qualified in its entirety by reference to the full text of the First Amendment, which is filed as Exhibit 4.2(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and is deemed to be incorporated by reference herein.

            On July 25, 2008, the Company and the Rights Agent entered into the Second Amendment to Amended and Restated Rights Agreement (the “Second Amendment”).   Under the Second Amendment, holders of the Company's 4.25% Convertible Notes (the "Notes") are exempted from the shareholder rights plan with respect to any shares of the Company's common stock received by tendering noteholders in the Company's Offer to Exchange dated July 2, 2008 in respect of its Notes, but only to the extent such noteholders beneficially owned such Notes as of 4:00 P.M. central time on July 24, 2008. As a result of the Second Amendment, no such noteholder would trigger the Company's shareholder rights plan solely by virtue of its participation in the exchange offer that the Company is conducting as required by the indenture governing the Notes.  The above description of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated July 25, 2008 and is deemed to be incorporated by reference herein.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPRESSJET HOLDINGS, INC. (Registrant)
Date: July 29, 2008	/s/ Phung Ngo-Burns
Phung Ngo-Burns Staff Vice President, Finance and Controller and Interim Chief Financial Officer